Exhibit 99.1

For Immediate Release

A.P. Pharma Announces Financing of Up to $4.5 Million and Names CEO and COO

REDWOOD CITY, Calif. – April 25, 2011 – A.P. Pharma, Inc. (OTCQB: APPA), a specialty pharmaceutical company, today announced that it has entered into definitive agreements with investors, including Tang Capital Partners, LP, for a private placement of up to $4.5 million in convertible notes. The transaction is expected to close on or about April 29, 2011, subject to the satisfaction of certain closing conditions. Upon the closing, an initial amount of $1.5 million will be funded to the Company. Proceeds from the financing will be used to achieve important milestones toward resubmitting the APF530 New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA).

The Company also announced that it has appointed John B. Whelan as president, chief executive officer and a director and Michael A. Adam, Ph.D. as senior vice president and chief operating officer.

“Since taking the position of acting chief executive officer, John has helped the organization move forward in an efficient manner to address the concerns expressed by the FDA in its Complete Response Letter regarding the NDA for our lead product, APF530,” said Paul Goddard, Ph.D., chairman of A.P. Pharma’s board of directors. “Under John’s leadership, the Company has held productive meetings with the FDA and gained agreement on the proposed resolution to some of the issues identified in the Complete Response Letter. As a result of this progress, we were able to secure bridge financing and attract Dr. Michael Adam, who brings over 25 years of experience in drug development, regulatory affairs and pharmaceutical operations, as our chief operating officer.”

Summary of Terms of the Financing

The $4.5 million of convertible notes issuable pursuant to this transaction have a 10-year term and will be convertible into shares of A.P. Pharma common stock at a conversion rate of 25,000 shares of common stock for every $1,000 of principal that is converted. The convertible notes bear an annual interest rate of 20%, payable quarterly in cash or via addition to the principal amount of the convertible notes at the election of the investors. The initial proceeds from this transaction are $1.5 million. The remaining $3.0 million can be funded to the Company at the investors’ discretion within two years of the closing date. Additional terms of this transaction will be disclosed on a Form 8-K Report to be filed by the Company with the Securities and Exchange Commission.

This press release is not an offer to sell or the solicitation of an offer to buy any securities of the Company, nor shall there be any sales of the securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the

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registration or qualification under the securities laws of any such jurisdiction. The securities were offered only to accredited investors. The securities referenced herein have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The Company anticipates having to seek additional debt or equity financing or evaluate strategic alternatives. Multiple factors, including the Company’s progress towards its NDA resubmission and market conditions, may prevent the Company from obtaining adequate financing to support its operations, or obtaining financing that will be on terms favorable to A.P. Pharma or its stockholders.

Management Changes

The Company has appointed John B. Whelan as president, chief executive officer and a director. Mr. Whelan has been with A.P. Pharma since February 2009, serving most recently as acting chief executive officer and chief financial officer and previously as vice president of finance and chief financial officer. Prior to joining A.P. Pharma, Mr. Whelan was chief operating officer and chief financial officer at Raven biotechnologies, Inc., where he oversaw the finance function and had broad operational responsibilities.

In addition, Michael A. Adam, Ph.D., has joined A.P. Pharma as senior vice president and chief operating officer. Dr. Adam has been working with the Company as a consultant since July 2010 and brings over 25 years of drug development and pharmaceutical operations experience to the organization. He was most recently senior vice president of pharmaceutical operations at Spectrum Pharmaceuticals, Inc., where he oversaw CMC development, quality assurance and manufacturing. Prior to Spectrum, Dr. Adam served as vice president, drug development operations at Anadys Pharmaceuticals, Inc., where he was responsible for regulatory affairs, quality assurance, pharmaceutical development, manufacturing and project management. He also has held senior positions with Pfizer, Inc., Agouron Pharmaceuticals, Inc. and Bristol-Myers Squibb Company. Dr. Adam earned his Ph.D. in Organic Chemistry at the Massachusetts Institute of Technology.

“Michael has an impressive track record in drug development, regulatory affairs and pharmaceutical operations,” Dr. Goddard continued. “Over the past nine months, Michael has played a vital role as a consultant to A.P. Pharma in helping the Company address some of the FDA’s questions surrounding the NDA for APF530. We look forward to his continued contributions as we progress toward our NDA resubmission.”

About APF530

A.P. Pharma’s lead product, APF530, prevents both acute-onset and delayed-onset chemotherapy-induced nausea and vomiting. APF530 contains the 5-HT3 antagonist, granisetron, formulated in the Company’s proprietary Biochronomer™ drug delivery system, which allows therapeutic drug levels to be maintained for five days with a single subcutaneous injection. Granisetron was selected because it is widely prescribed by physicians based on a well-established record of safety and efficacy.

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About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company developing products using its proprietary Biochronomer™ polymer-based drug delivery technology. The Company’s primary focus is on its lead product, APF530, for the prevention of CINV. A.P. Pharma received a Complete Response Letter on the APF530 NDA and is targeting the resubmission of the NDA for the first half of 2012. The Company has additional clinical and preclinical stage programs in the area of pain management, all of which utilize its bioerodible injectable and implantable delivery systems. Further work on these programs has been deferred while the Company focuses on the approval of APF530. For further information, please visit the Company’s web site at www.appharma.com.

Forward-looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including uncertainties associated with capital resources and liquidity, timely development and regulatory approval of product candidates, satisfactory completion of clinical studies, progress in research and development programs, launch and acceptance of new products and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. We caution investors that forward-looking statements reflect our analysis only on their stated date. We do not intend to update them except as required by law.

Contacts

Corporate Contact:

A.P. Pharma, Inc.

John B. Whelan, President, Chief Executive Officer and Chief Financial Officer

650-366-2626

and

Media Relations:

Corporate Communications Alliance, LLC

Edie DeVine

209-814-9564

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